Exhibit (k)(1)

ADMINISTRATIVE SERVICES AGREEMENT

This ADMINISTRATIVE SERVICES AGREEMENT ("Agreement") is made as of June 9, 2004, by and between AIG Global Investment Corporation, a New Jersey corporation ("Administrator" or "AIGGIC"), and AIG Strategic Hedge Fund of Funds, a Delaware statutory trust ("Fund"). Capitalized terms not defined herein have the meanings attributed to them in the Declaration of Trust of the Fund ("Declaration of Trust").

W I T N E S S E T H:

WHEREAS, the Fund wishes to retain the Administrator to provide certain administrative, accounting and investor services with respect to the Fund, and the Administrator is willing to furnish those services;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. Appointment. The Fund hereby appoints the Administrator to provide the Fund certain administrative, accounting and investor services required by the Fund for the period and on the terms set forth in this Agreement; provided that this Agreement shall not be effective until approved by the Board of Trustees of the Fund ("Board" or "Trustees"). The Administrator accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 10 of this Agreement. If the Fund decides to modify the Administrator's duties hereunder, the Fund shall notify the Administrator in writing.

2. Delivery of Documents. The Fund has provided or, where applicable, will provide the Administrator with the following:

(a) certified or authenticated copies of the resolutions of the Fund's Board of Trustees approving the appointment of the Administrator to provide services and approving this Agreement;

(b) a copy of the Fund's registration statement;

(c) a copy of the Fund's investment management agreement;

(d) a copy of any distribution agreement with respect to the Fund;

(e) a copy of each additional agreement relating to the provision of administrative, accounting or investor services to the Fund;

(f) copies (certified or authenticated, where applicable) of any and all amendments or supplements to the foregoing.

3. Description of Accounting Services on a Continuous Basis. Subject to the control of the Fund and the oversight of the Board, the Administrator will perform the following accounting services with respect to the Fund:

(a) Journalize investment, capital share and income and expense activities;

(b) Verify investment buy/sell trade tickets and transmit trades to the Fund's custodian (the "Custodian") for proper settlement;

(c) Maintain individual ledgers for investment securities, including valuation reports to monitor estimated and final valuations;

(d) Maintain historical transaction activity for each underlying investment fund;

(e) Record underlying investment fund capital changes;

(f) Reconcile cash and investment balances of the Fund with the Custodian;

(g) Periodically update cash availability;

(h) Post to and prepare, by such date and time as mutually agreed upon by the parties, the Statement of Assets and Liabilities and the Statement of Operations in U.S. dollar terms;

(i) Calculate various contractual expenses (including, but without limitation, advisory, incentive and custody fees), as applicable, in accordance with the Fund's private placement memorandum and agreements with Fund service providers;

(j) Monitor expense accruals and make appropriate adjustments;

(k) Control all disbursements and authorize such disbursements, in each case, upon Written Instructions;

(l) Calculate capital gains and losses;

(m) Determine net income;

(n) Obtain monthly valuations from the underlying investment funds; calculate the market value, if available, of the Fund's investments in accordance with the Fund's private placement memorandum and the Fund's valuation procedures ("Valuation Procedures"); and perform such other valuation activities as are delegated to it pursuant to the Valuation Procedures or as are agreed upon by the parties;

(o) Compute net asset value;

(p) As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity;

(q) Determine any foreign exchange gains and losses;

(r) Act as liaison with the Fund's independent public accountants and provide account analyses, fiscal year summaries, and other audit-related schedules with respect to the Fund. The Administrator shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund; and

(s) Furnish such additional information as may be requested by the Fund; however, the Fund may have to bear such additional costs related thereto.

4. Description of Administration Services on a Continuous Basis. Subject to the control of the Fund and the oversight Board, the Administrator will perform the following administration services with respect to the Fund:

(a) Generally supervise the Fund's filings with federal and state regulatory agencies;

(b) Prepare, and coordinate with the Fund's counsel, Fund management and other Fund service providers to file, regulatory filings with the Securities and Exchange Commission ("SEC"), including, but without limitation, amendments to the Fund's Registration Statement on Form N-2, the Fund's annual and semi-annual reports on Form N-SAR and Form N-CSR, and semi-annual reports on Form N-Q;

(c) Prepare SEC filings and other documentation required for tender offers;

(d) Prepare proxy materials relating to shareholder meetings;

(e) Coordinate the preparation, assembly and mailing of materials for quarterly Board meetings (in electronic or hard copy format);

(f) Draft agendas, notices, and resolutions for meetings of the Fund's Board of Trustees or shareholders and draft written consents of the Fund's Board of Trustees;

(g) Attend quarterly Board meetings and draft minutes thereof;

(h) Generally monitor the Fund's service providers;

(i) Coordinate contractual relationships and communications between the Fund and its service providers

(j) Communicate significant relevant regulatory developments to the Fund on a quarterly basis or more frequently as requested by the Fund;

(k) Maintain a regulatory calendar to ensure compliance with various SEC filing and Board approval deadlines;

(l) Manage legal services;

(m) Prepare quarterly broker security transactions summaries;

(n) Prepare monthly security transaction listings;

(o) Prepare for execution and file the Fund's Federal and state tax returns;

(p) Monitor the Fund's status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended;

(q) Complete applications for the Fund's fidelity bond and directors' and officers'/errors and omissions insurance policies, and file the Fund's fidelity bond with the SEC in accordance with the requirements of Rule 17g-1 under the Investment Company Act of 1940, as amended ("1940 Act");

(r) Monitor the Fund's assets to ensure adequate fidelity bond coverage is maintained;

(s) Handle SEC examinations;

(t) Maintain the Fund's files;

(u) Provide performance measurement and analysis, including furnishing performance data, statistical data and research data to the Fund;

(v) Prepare and coordinate printing of all Fund-related documents, including private placement memoranda and reports and other materials sent to shareholders;

(w) Oversee the Fund's financial reporting and assist the Fund's auditors in the preparation of financial statements;

(x) At the request of the Fund, assist in the development and monitoring of compliance procedures for the Fund concerning, among other matters, adherence of the Fund to its investment objectives, policies, restrictions, tax matters and applicable laws and regulations;

(y) Prepare and file Form D notices with the SEC and monitor state exemption filings and notices with various states and other jurisdictions made by other agents of the Fund; and

(z) Perform such additional administrative duties relating to the administration of the Fund as may subsequently be agreed upon in writing between AIGGIC and the Fund.

5. Description of Investor Services on a Continuous Basis. Subject to the control of the Fund and the oversight of the Board, the Administrator will perform the following investor services with respect to the Fund and its shareholders:

(a) Maintain the register of shareholders and enter on such register all issues, transfers and repurchases of Shares;

(b) With respect to the purchase of Shares, accept or reject initial and additional subscriptions for Shares; determine whether the Fund should offer Shares at other times than scheduled dates; reduce subscription minimums; accept subscriptions prior to receipt of cleared funds; waive any requirement concerning the time and manner of subscription; suspend subscriptions for Shares; and consult with any placement agents retained by Fund with respect to adjustment or waiver of placement fees;

(c) With respect to any repurchase of Shares by the Fund without the consent of the shareholder, make any applicable determination as to the timing, manner and grounds for such repurchase; determine whether repurchases of Shares by the Fund shall be paid in cash, or by the distribution of securities in kind or partly in cash and partly in kind; and reduce the amount to be repurchased from a shareholder so that any required minimum investment amount is maintained (or alternatively repurchase all of the shareholder's Shares);

(d) Arrange for the calculation of the issuance and repurchase prices of Shares in accordance with the Fund's Declaration of Trust and private placement memorandum;

(e) Provide consent, under certain circumstances, to transfers of Shares, and provide consent to transferees to become substituted shareholders;

(f) Generally perform any other actions related to the issuance, repurchase and transfer of Shares as may be requested by the Fund;

(g) Respond to shareholder inquiries regarding the Fund and shareholders' account balances and transactions in Shares;

(h) Prepare and mail annually to each shareholder a Form 1099-Div in accordance with applicable tax regulations; and

(i) Mail Fund offering materials to prospective investors in accordance with instructions from an Authorized Person.

6. Performance of Administrator's Duties. In providing services under this Agreement, the Administrator will (i) act in accordance with the Declaration of Trust, the effective private placement memorandum of the Fund and with the instructions and directions of the Fund, (ii) conform to and comply with the requirements of the 1940 Act, and all other applicable federal or state laws and regulations, (iii) exercise due care and diligence in the performance of its duties hereunder, act in good faith and use its best efforts, within reasonable limits, in performing all services provided for under this Agreement; and (iv) consult with legal counsel to and the independent public accountant for the Fund, as necessary and appropriate, on whose advice the Administrator shall be entitled to rely. The Fund will provide the Administrator from time to time with copies of any documents that the Administrator may reasonably request and that are necessary for it to perform its obligations and duties under this Agreement and will notify the Administrator as soon as possible of any matter materially affecting the performance by the Administrator of its services under this Agreement.

7. Delegation. The Administrator is hereby authorized to retain third parties and is hereby separately authorized to delegate all or some its duties and obligations hereunder to such third parties as the Administrator may believe to be particularly suited to assist it in performing services under this Agreement. The compensation of such third parties shall be paid by the Administrator, and no obligation shall be incurred on behalf of the Fund in such respect. The Administrator shall be liable to the Fund, as set forth in Section 11 hereunder, for the acts or omissions of such third parties to the same extent as if the acts or omissions were performed by the Administrator. The division of the Administrator's duties and obligations hereunder between those to be delegated to a third party and those to be performed by the Administrator shall be in the Administrator's sole discretion and may be changed from time to time by the Administrator. To the extent any of the obligations of the Administrator is delegated to one or more third parties, the Fund agrees to take or cause to be taken any actions reasonably requested by the Administrator that may be necessary or appropriate in connection with such delegation. The Administrator may apply a portion of its fee received for services under this Agreement ("Administration Fee") toward the fees of any and all sub-administrators, sub-servicing agents, or other persons who provide sub-administrative or sub-investor services to the Fund. The Administrator may also use a portion of the Administration Fee to pay certain brokers, transfer agents, and other financial intermediaries for providing services to the Fund's shareholders. .

8. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator hereby agrees that all records that it maintains or causes to be maintained for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. The Administrator further agrees that all records which it (or any third party sub-administrator engaged by it) maintains for the Fund pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. All such books and records may be maintained in the form of electronic or optical media and may be stored on any digital, optical or electronic storage device.

9. Confidentiality. The Administrator agrees to keep confidential all records of the Fund and information relating to any of the Fund or its shareholders, unless the release of such records or information is otherwise consented to, in writing, by the Fund. The Fund agrees that such consent shall not be unreasonably withheld and may not be withheld when the Administrator may be exposed to civil or criminal contempt proceedings or when required to divulge such information or records to duly constituted authorities.

Notwithstanding any provision herein to the contrary, each party agrees that any Nonpublic Personal Information as defined under Section 248.3(t) of Regulation S-P ("Regulation S-P"), promulgated under the Gramm-Leach Bliley Act ( "Act"), disclosed or otherwise made accessible by a party hereunder is for the specific purpose of permitting the other party to perform its duties as set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and the Act and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement to any other party, except to the extent necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the Act.

10. Disaster Recovery. The Administrator shall enter into and shall maintain in effect with appropriate third parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment. The Fund shall have the right to review any such agreement or arrangement. [The Fund and the Administrator may enter into a separate agreement that specifies the Administrator's responsibilities, service levels and terms of disaster recovery or emergency situations.] In the event of equipment failures, the Administrator shall, at no additional expense to the Fund, make reasonable best efforts to minimize service interruptions. The Administrator shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by the Administrator's own or a third party's willful misfeasance, bad faith, gross negligence or the Administrator's reckless disregard of its duties or obligations under this Agreement.

11. Fees; Expenses; Expense Reimbursement. The Administrator shall receive from the Fund such compensation for the Administrator's services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties and initially set forth in Schedule A to this Agreement. The fees are accrued monthly and payable quarterly. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, the Fund shall reimburse the Administrator for its reasonable and fully documented out-of-pocket costs incurred in connection with this Agreement. The Fund must notify the Administrator in writing of any contested amounts within ninety (90) days of receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being investigated. In the event of questions with respect to the calculation of the Administrator's fees hereunder or the billing of such fees, the parties agree to present a report to the Board at its next regularly scheduled meeting regarding the resolution of such questions to the extent that the amounts involved are material to the Fund.

The Fund will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. Expenses to be borne by the Fund, include, but are not limited to:

(a) Organizational expenses and costs of maintaining the Fund's existence;

(b) Cost of services of independent accountants and outside legal counsel (including such counsel's review of the Fund's registration statement, proxy materials, federal and state tax qualification as a regulated investment company and other reports and materials prepared by the Administrator under this Agreement);

(c) Cost of any services contracted for by the Fund directly from parties other than the Administrator;

(d) Cost of trading operations and brokerage fees, commissions, transfer fees and taxes in connection with the purchase and sale of securities for the Fund; bank wires, the costs associated with third party foreign exchanges and items held in street name over record date at the request of traders, and investment advisory fees;

(e) Taxes, interest, insurance premiums, and other fees and expenses applicable to its operation;

(f) Costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees (including EDGAR filing fees, processing services and related fees) and the costs of preparation (excluding preparation functions to be provided by the Administrator under this Agreement as provided in Schedule B), printing and mailing of any proxy materials;

(g) Expenses of proxy solicitation, proxy tabulation and shareholder meetings;

(h) Costs incidental to Board meetings (excluding the costs of preparation of the agenda and Board materials), but including fees and expenses of Board members, legal and accounting fees;

(i) The salary and expenses of any officer, Trustee or employee of the Fund who is not an officer, director, shareholder or employee of the Administrator (or sub-administrator), the Adviser, sub-adviser, transfer agent, Custodian or distributor for the Fund;

(j) Costs incidental to the preparation (excluding preparation functions to be provided by the Administrator under this Agreement as provided in Section 3), filing (including EDGAR filing fees, processing services and related fees), printing and distribution of the Fund registration statements and any amendments thereto and shareholder reports;

(k) Cost of typesetting, printing and distributing offering materials, semi-annual reports, proxies, tender offer documents and other required communications provided to current shareholders and for regulatory purposes;

(l) Cost of preparation (excluding preparation functions to be provided by the Administrator under this Agreement as provided in Section 3) and filing of the Fund's tax returns and the preparation of financial statements, including those in Form N-2 (as applicable), Form N-CSR and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws;

(m) All applicable registration fees, qualification fees, and filing fees (including levies, fines and other charges) required under federal and state securities laws;

(n) Cost of one or more independent pricing services or other entities used in computing the net asset value of the Fund;

(o) Fidelity bond and directors' and officers' liability insurance;

(p) Costs and expenses of Fund stationery and forms;

(q) Trade association dues and expenses; and

(r) Any extraordinary expenses and other customary Fund expenses.

The Fund agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for that Fund through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Fund's behalf, at the Fund's request or with the Fund's consent.

12. Administrator's Liability

(a) The Administrator shall be responsible for the performance of only such duties and services as are set forth in Sections 3, 4 and 5 of this Agreement and, except as otherwise provided in Sections 3, 4, 5 and 6 of this Agreement, shall have no responsibility for the actions or activities of any other party, including other service providers. In the absence of its fraud, gross negligence or willful default or misconduct with respect to the performance of duties hereunder or its reckless disregard of the obligations or duties hereunder, the Administrator shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

(b) Except to the extent that the Administrator may be held liable pursuant to this Section 11, the Administrator shall be not be responsible for, and the Fund shall indemnify and hold harmless the Administrator and its officers, directors, employees, agents and nominees (any such person, an "Indemnified Party") from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, reasonable attorneys' fees and other expenses, including, but not limited to, those arising out of or attributable to the Indemnified Party's performance or non performance of any duties under this Agreement; provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of fraud, gross negligence or willful default or misconduct with respect to the performance of duties hereunder on the part of such Indemnified Person or by reason of such Indemnified Person's reckless disregard of obligations and duties under this Agreement.

(c) Notwithstanding any other provision of this Agreement, this Agreement shall not be construed to protect any Trustee or officer of the Fund, or partner or officer of the Administrator, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

13. Termination of Agreement.

(a) This Agreement shall become effective on the date first set forth above and shall remain in force unless terminated pursuant to the provisions of subparagraph (b) of this Paragraph.

(b) This Agreement may be terminated at any time without payment of any penalty, upon ninety (90) days' written notice by the Fund or by the Administrator.

14. Amendment to this Agreement. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

15. Assignment. This Agreement shall extend to, and shall be binding upon, the parties hereto and their respective successors and assigns. This Agreement may be assigned by the Administrator; provided, however, that the Fund shall have consented in writing in advance to such assignment.

16. Compliance Program Representations, Warranties and Obligations: The Administrator represents and warrants that:

(a) it has adopted policies and procedures reasonably designed to prevent the Fund from violating the "Federal Securities Laws", as such term is defined in Rule 38a-1 under the 1940 Act;

(b) no less frequently than annually, it shall review, and provide all reasonable and necessary reports and assistance requested by the Fund, regarding:

(i) the adequacy of its policies and procedures; and

(ii) the effectiveness of their implementation;

(c) it shall promptly notify the Fund regarding:

(i) any material changes made to its policies and procedures since the date of the last report delivered pursuant to paragraph (i)(ii) of this Section 16;

(ii) any material changes to the policies and procedures recommended as a result of the annual review conducted pursuant to paragraph (i)(ii) of this section; and

(iii) each "Material Compliance Matter", as such term is defined in Rule 38a-1 under the 1940 Act.

17. Notice. Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or the Administrator shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

To the Fund:
AIG Strategic Hedge Fund of Funds
599 Lexington Ave.
New York, NY 10022
Facsimile:[INSERT FAX NUMBER]
Attention: [INSERT CONTACT NAME AND TITLE]

To the Administrator:
AIG Global Investment Corp.
175 Water Street
New York, NY 10038
Facsimile:[INSERT FAX NUMBER]
Attention: [INSERT CONTACT NAME AND TITLE]

18. Governing Law.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Investment Advisers Act of 1940, as amended ("Advisers Act"), and any rules and regulations promulgated thereunder.

(b) To the extent that the effect of a requirement of the 1940 Act or the Advisers Act, or any rule or regulation promulgated thereunder, reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

19. Counterparts. This Agreement maybe executed in any number of counterparts, each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

20. Captions. The captions of this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

21. Non Exclusivity. The Fund's employment of the Administrator is not an exclusive arrangement, and the Fund may, from time to time, employ other individuals or entities to furnish it with the services provided for herein.

22. Independent Contractor. The Administrator shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Fund in any way, or in any way be deemed an agent for the Fund. It is expressly understood and agreed that the services to be rendered by the Administrator to the Fund under the provisions of this Agreement are not to be deemed exclusive, and the Administrator shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

23. Administrator's Office Facilities and Personnel. The Administrator shall, at its own expense, maintain adequate office facilities and staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Administrator shall be deemed to include persons employed or retained by the Administrator to furnish statistical information, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Administrator or the Fund's Trustees may desire and reasonably request.

24. Force Majeure. In the event the Administrator is unable to perform its obligations or duties under the terms of this Agreement because of any act of God, strike, riot, act of war, act of terrorism, equipment failure, power failure or damage or other causes reasonably beyond its control, the Administrator shall not be liable for any loss, damage, cost, charge, counsel fee, payment, expenses or liability to any other party (whether or not a party to this Agreement) resulting from such failure to perform its obligations or duties under this Agreement or otherwise from such causes. This provision, however, shall in no way excuse the Administrator from liability to the Fund for any and all losses, damages, costs, charges, counsel fees, payments and expenses, except for any indirect, incidental, special or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), incurred by the Fund due to the non-performance or delay in performance by the Administrator of its duties and obligations under this Agreement, including , without limitation, its obligations under Section 7 of this Agreement, if such non-performance or delay in performance could have been reasonably prevented by the Administrator through back-up systems and other procedures commonly employed by other administrators in the investment company industry, provided that the Administrator shall have the right, at all times, to mitigate or cure any losses.

25. Notice of Limited Liability. The Administrator acknowledges that it has received notice of and accepts the limitations of the Fund's liability as set forth in its Declaration of Trust. The Administrator agrees that the Fund's obligations under this Agreement shall be limited to the Fund and its assets, and that the Administrator shall not seek satisfaction of any such obligation from the shareholders of the Fund nor from any Trustee, officer, employee or agent of the Fund.

26. Conflicts with Fund's Governing Documents and Applicable Laws. Nothing herein shall be deemed to require the Fund to take any action contrary to the form of this Agreement, the Fund's Declaration of Trust or other constituent documents, or any applicable statute or regulation, or to relieve or deprive the Trustees of the Fund of their responsibility for and control of the conduct of the affairs of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.
AIG GLOBAL INVESTMENT CORP.
By: ___________________________ Name Title:

AIG STRATEGIC HEDGE FUND OF FUNDS
By: ___________________________ Name Title:

SCHEDULE A
AIG STRATEGIC HEDGE FUND OF FUNDS
ADMINISTRATIVE SERVICES AGREEMENT

Category	Average Month-End Net Assets	Annual Rate
Administration, Accounting and Investor Servicing Fee	all amounts of the Fund's net assets	0.30%

AIG STRATEGIC HEDGE FUND OF FUNDS	AIG GLOBAL INVESTMENT CORP.
By: /s/ Todd Spillane Name: Todd Spillane Title: Trustee	By: /s/ Steven Guterman Name: Steven Guterman Title: Attorney-in-Fact